FACILITIES OCCUPANCY, MANAGEMENT AND SUPPORT SERVICES
AGREEMENT

This Facilities Occupancy, Management and Support Service Agreement (this “Agreement”) is entered into as of the first day of November, 2006, by and between Citicorp North America, Inc. (“Manager”), a Delaware corporation having an office at 3800 Citibank Center, Tampa, Florida, and The Student Loan Corporation (“Customer”), a Delaware corporation having an office at 99 Garnsey Road, Pittsford, New York.

WHEREAS, Customer is the tenant of certain premises more particularly described in Exhibit A attached hereto (the “Property”) in the building known as 99 Garnsey Road, Pittsford, New York;

WHEREAS, Customer desires continued occupancy rights, access to and use of the Property;

WHEREAS, Customer desires to obtain from Manager, in connection with its occupancy of the Property, certain facilities management and support services (“Services”) as set forth in this Agreement, and

WHEREAS, Manager is willing to provide such occupancy rights, access to and use of the Property and facilities management and support services on the terms and conditions as set forth in this Agreement.

NOW THEREFORE, in consideration of a fee and of the mutual covenants and agreements hereinafter set forth and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

SECTION A: OCCUPANCY

1.
Access. Subject to the terms and conditions of this Agreement, Manager hereby grants to the Customer access to and use of a portion of the Property (as set forth in Exhibit A). Manager shall permit the customerto use the Property for the operation of the Business. The Customer, its employees, agents and invitees shall have full and unlimited access to use the Customer’s portion of the Property and the common area related thereto only for the purposes described herein and, in its use of the Property, the Customer shall observe the restrictions and any other rules or regulations of Manager relating to the use of the Property. The Customer, its employees, agents and invitees will have access to and use of the cafeteria, elevators and corridors during the term of this Agreement. Manager shall not use, or permit the use of, the Property in a way which materially diminishes the rights granted to the Customer hereby. Manager shall cooperate with and accommodate the Customer, its employees, agents and invitees in providing reasonable access to the Property at all times to the same extent such access is available to Manager, subject only to restrictions agreed upon by the Customer, caused by intervention of governmental authority or force majeure.

2.
Use. The Customer shall use the Property only for substantially the same purposes as they currently are used in connection with the operation of the Business, and shall comply with all laws, rules, regulations and ordinances at any time pertinent to the Property. The Customer acknowledges that rules and regulations promulgated by Manager with respect to the Property may be subject to change over time in Manager’s reasonable discretion upon consultation with the Customer.

3.
Parking Spaces. Manager shall provide adequate parking for the Customer’s employees, agents and invitees at reasonable volume levels within the existing parking area. Space for handicapped persons and other special employees (such as, by way of example and not limitation, service incentive recipients) shall be provided in substantially the same manner as provided prior to the date hereof.

SECTION B BUILDING OPERATIONS AND EXPENSES

Property Maintenance Manager shall use its best efforts to maintain the Property in substantially the same manner as the Property had been maintained prior to the date hereof, reasonable wear and tear excepted. Necessary repairs shall be made promptly and in workmanlike manner. Manager shall provide exterior and interior building structure, grounds, furniture, fixture and equipment maintenance and repair, and assume responsibility for the operating expenses of the Property (as set forth in Exhibit B attached hereto).

SECTION C PREMISES SERVICES

1.
Services to be Performed. Manager shall perform the following services (the “Service”) for Customer in connection with its occupancy of the Property as more full described in Exhibits B and C attached hereto:

1.	Real Estate and Construction Services;

2.	Property Management Services; and

3.	Life Safety Services.

To Coordinate provision of the Services at the Property, a Site Manager located on premises will be assigned by Manager to support Customer. Although the Customer may contact the Manager directly, the Site Manager will serve as a local contact for the Customer’s routine needs. Upon request from Customer, other building services may be performed by Manager as set forth in Exhibit D, at an additional cost to the Customer.

2.
Service Standards. During the Term (as hereinafter defined) of the Agreement, Manager will perform the Services in accordance with the standards set forth in Exhibit E attached hereto (“Service Level Standards”). Where appropriate, specific MIS will be developed to measure Manager’s performance against Service Level Standards. From time to time, Manager may request Customer to provide feedback in the form of meetings, questionnaires, or data collection so that Manager is able to access its progress against Service Standards. Periodically, Manage will meet with Customer to formally request feedback on the overall quality of the Services being provided, identify areas for improvement and develop suggestions to improve Service delivery.

3.	Responsibility of Customer. Customer agrees to undertake certain obligations to facilitate Manager’s provision of the Services, which shall include, without limitations, the following:

Customer will appoint as liaison with Coordinating Manager an individual (the “Customer Coordinator”) who will be responsible for coordinating real estate, construction, safety and property support services issues for Customer and the communication of other service-related issues between Customer and Manager.

4.
Authority of Manager. Manager shall perform the Service for Customer as an independent contractor on a non-exclusive basis, and nothing contained herein shall be deemed to create any association, partnership, joint venture, or relationship of employer and employee between the parties hereto or any of their respective affiliates or subsidiaries. Customer hereby appoints Manager as its agent to negotiate and/or award any and all contracts incidental and necessary to the performance by Manager of the Services and to approve and pay any and all invoices for services provided for the Property to the extent such contracts and invoices comply with Citicorp policies. In each instance, Manager shall execute such contract or approve such invoices on behalf of Customer. Manager shall obtain and maintain evidence of: (i) current liability insurance (including, without limitation, employer’s liability, automobile liability and comprehensive general liability) in such amounts as shall be determined by Manager, (ii) fidelity insurance containing a third party endorsement, if available, in form and amounts determined by Manager, and (iii) worker’s compensation insurance in statutory amounts, from all third parties performing Services specified herein or such other services as customer shall request from Manager from time to time in writing, except that Manager shall have authority to perform those acts incidental and necessary to its performance hereunder.

5.
Compliance with Laws. Each party hereto agrees that it shall comply with all applicable federal, state, and local laws, ordinances, codes and regulations in the performance of its obligations under this Agreement, including the procurement of permits and certificates where required. If at any time during the term of this Agreement, a party is informed or information comes to its attention that it is or may be in violation of any law, ordinance or code (or if it is so determined by any court, tribunal or other authority), that party shall immediately take all appropriate steps to remedy such violation and comply with such law, regulation, ordinance or code in all respects. Further, each party shall establish and maintain all proper records (particularly, but without limitation, accounting records) required by any law, code of practice or corporate policy applicable to it from time to time.

6.
Indemnification. Each party to this Agreement shall indemnify and hold harmless the other party and any of its directors, officers, employees and agents from and against any action or threatened action, suit or proceeding arising out of or as a result of, the indemnifying party’s performance under this Agreement and against any and all claims, expenses, losses or damages (including reasonable attorneys’ fees that result from the actions or inaction of the indemnifying party); provided, however, that in no event shall a party to this Agreement be obligated for any claims, expenses, losses, or damages resulting from the negligent or willful acts or omissions of the other party, its agents, employees or subcontractors.

A party seeking indemnification under this Agreement shall (i) give prompt written notice to the indemnifying party as to the existence of the indefinable event, (ii) provide such information, cooperation and assistance as may reasonably be necessary for the defense of such action or claim and (iii) grant full authority to the indemnifying party to defend or settle such action or claim. A party seeking indemnification shall not compromise or settle any action or claim without the consent of the indemnifying party.

7.
Force Majeure. In the event that either party is unable to fulfill any of its obligations under this Agreement, other than the payment of money, because of causes beyond its reasonable control, such party will give immediate notice thereof to the other party and, upon such notice being given, such obligation or obligations shall be suspended during the continuance of such cause beyond such party’s control. Causes beyond a party’s control shall include fire, flood or other natural disaster, wars, civil wars, riots or civil commotion; priorities or other government allocations or controls; lockouts, strikes or other work stoppages; interference or restraint of public authority (whether lawful or not); explosion or accident; epidemics or quarantine restrictions; or any cause which it cannot provide against by the exercise of reasonable diligence.

8.
Confidentiality. The Customer and the Manager agree that all information provided pursuant to this Agreement by each party to the other party is confidential and proprietary to the party providing the information and no party shall use any information provided by the other party for any purpose other than as permitted or required for performance under this Agreement. Each party agrees not to disclose or provide any information provided by the other party to any third party (with the exception of (i) any parent, affiliate or subsidiary, which is bound to retain the confidentiality of the information; (ii) employees who have a need to know in the course of performing Services pursuant to this Agreement, provided that such employees are bound to retain the confidentiality of the information; (iii) third party vendors as necessary for the Manager to provide Services to the Customer under this Agreement, provided that such vendors are bound to retain the confidentiality of this information; and (iv) the Customer’s disclosure of data to its external auditors) without the express written consent of the other party, and each party agrees to take all reasonable measures, including, without limitation, measures taken by each party to safeguard its own confidential information to prevent any such disclosure by employees, agents, or contractors. In no event shall the Customer divulge to any third party the contents in any invoices/charge documentation that it receives from the Manager, without the written consent of the Manager. Nothing provided herein shall prevent any party from disclosing information to the extent the information (i) is or hereafter becomes part of the public domain through no fault of that party; (ii) is received from or furnished to a third party without similar restriction of the third party’s rights; (iii) is independently developed by it; (iv) is disclosed pursuant to requirements of law; or (v) is already known to it. If either party hires another person to assist it in the performance of this Agreement, or assigns any portion of its rights or delegates any portion of its responsibilities or obligations under this Agreement to another persona, the assigning or delegating party shall cause its assignee or delegate to be bound to retain the confidentiality of the information.

9.
Taxes. Customer shall pay all taxes levied or based upon the Services rendered in accordance with this Agreement, and Manager has the right to collect any and all applicable sales or use taxes from the Customer. If Manager does not impose sales and use taxes, then Customer agrees to self-impose such taxes on payments under this Agreement and shall not hold Manager responsible for any unpaid taxes not charged or self-imposed by Customer. Notwithstanding the foregoing provision, Customer shall have no liability and Manager shall be solely responsible for the payment of any taxes which are based on Manager’s income and any assessments/penalties related thereto.

10.
Assignment. Neither party may assign any of its rights, obligations or responsibilities under this Agreement at any time without the prior written consent of the other (such consent not to be unreasonably withheld), except that either party may assign such obligations and responsibilities at any time to its parent or any of its subsidiaries or affiliates having reasonably adequate resources to perform the obligations and undertake the responsibilities under this Agreement. All terms and conditions of the agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and authorized assigns. Notwithstanding the foregoing, it is expressly understood and agreed by Customer that Manager may provide the Service through an affiliate of Manager or other third party.

11.
Corporate Authority; Further Assurances. Each party represents that it has taken all necessary corporate action to authorize the execution and consummation of this Agreement and will furnish the other party with satisfactory evidence of same upon request. Each party agrees to negotiate in good faith the execution of such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the effective execution of the transactions contemplated hereby, and will continue to do so during the term of the Agreement.

12.
Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed given to the other party when delivered in person, by overnight delivery or sent by certified or registered mail, return receipt requested, postage prepaid, to the following address:

           Manager:                Citicorp North America, Inc.
          Attn: Christine Fogarty, VP/Sr. Asset Manager
          1000 Technology Drive, MS #401
          O’Fallon, MO 63368-2240

           Customer:               The Student Loan Corporation
          Attn: Legal Department
          99 Garnsey Road
          Pittsford, NY 14534

SECTION D FEE

1.
Payment for Services and Expenses. As compensation for the Occupancy, and Facility Management and Support Services, Customer shall pay to Manager or such third party as Manager may designate, on or before the tenth (10th) day of every month, the amount set forth in Exhibit F attached hereto (the “Fee”), which fee represents the fair market value of the use of the Property and Services provided. Manager and Customer agree to renegotiate the fee in good faith on an annual basis, such new fee to be effective for a twelve (12) month period beginning January 1st of each year, but subject to adjustment during that twelve month period if required due to change(s) in level of Service, execution of major projects or scope of Customer’s tenancy. Customer further agrees to reimburse Manager for any third party fees or expenses which Manager may be requested to incur as a direct result of providing any Service hereunder to the extent such third party fees and expenses comply with Citigroup policies. All other costs for Services not specifically provided for in this Agreement will be negotiated between Customer and Manager. Any proposed change to the Fee resulting from a change in the level or nature of the Services provided or an increase in the Customer’s occupancy square footage must be approved in writing by Customer and Manager prior to the change. A change in Customer’s square footage occupancy shall result in a corresponding change to the fee and space allocation, such change to be approved in writing by Manager and Customer.

Customer shall have the right, during normal business hours, to inspect Manager’s books and records with respect to the Services. Manager shall keep adequate records of its Services hereunder and all costs and expenses associated therewith.

Term and Termination. This Agreement shall commence on the date hereof and will continue in full force and effect until May 31, 2014, or sooner termination, provided any such sooner termination is previously mutually agreed to by Manager and Customer.

Entire Agreement. This Agreement is the sole agreement between the parties with respect to the provision of the Services, and supercedes all prior oral or written agreements for the Services. This agreement may be signed in counterparts, all of which taken together shall constitute one instrument. This Agreement may be amended only by the written agreement of the parties.

Waiver. Either party may delay or forego exercising any of its rights under this Agreement without waiving any of its rights.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CUSTOMER:      MANAGER:

The Student Loan Corporation    Citicorp North America, Inc.

By:        /s/ M J Reardon                            By: /s/ Michael P. Zahn

Name:  Michael J. Reardon           Name:  Michael P. Zahn
Title:    President and CEO              Title:     Sr. Vice President

EXHIBIT A

PROPERTY

For purposes of this Agreement, in 2006, the Customer occupies approximately Seventy-one thousand eight hundred eighty-three (71,883) rentable square feet of office space and allocated common space at the Property located at 99 Garnsey Road, Pittsford, New York.

Effective January 1, 2007, Customer’s allocated rentable square footage shall be 75,596 rentable square feet.

The Customer’s rentable square footage is subject to annual adjustment during the term of this Agreement, upon the terms and conditions of this Agreement.

EXHIBIT B

PREMISES SERVICES INCLUDED IN FEE

•	Base Building Operations

o	Property and School Taxes including any levies or special assessments
o	Utilities services including heat, electricity, water and gas/oil. All telecommunications usage expenses associated with the Customer will be the sole responsibility of the Customer.
o	Security Systems maintenance and repair
o	Building Access Control and Security Maintenance and Repair
o	Electrical distribution System Maintenance and Repair
o	Emergency Generator, transfer switch, UPS System Maintenance and Repair
o	HVAC Systems Maintenance and Repair
o	Life/Fire/Safety Systems Maintenance and Repair
o	Interior and Exterior water systems Maintenance and Repair
o	Roof, structure, glass, building structure Maintenance and Repair
o	Parking Lot Maintenance (including resurfacing as needed, plowing and salting)
o	Exterior Building Signage and Flag Pole Maintenance and Repair
o	Exterior Landscape service
o	Interior office/common area plant care (excludes any employee purchased plants)
o	Light bulb/Lighting replacement
o	Environmental monitoring, maintenance and repairs as needed
o	Elevators maintenance and repair
o	General touch-up building interior painting

•	Building Services

o	Cleaning services (Including vacuuming, general dusting, lavatory cleaning and supply replacement, floor washing, window cleaning, carpet shampoo maintenance program
o	Emergency Lock replacement or access service (Furniture and Office)
o	Coordinate and implement fire and safety evacuation plans
o	Rubbish collection and removal
o	Recycle collection and removal
o	Pest Control
o	Minor furniture repairs/replacement services
o	Minor AV support and presentation set up services (Excluding cost of out-source labor or equipment if required)
o	Building Furniture Storage Management (Does not include businesses supplies and equipment storage costs)
o	Restack coordination and implementation services (excludes actual cost of labor, equipment, telecom charges or any other hard costs associated with a move or cubical reconfiguration).

EXHIBIT C

SERVICES

The Services to be provided pursuant to this Agreement shall include the following:

•	Real Estate and Construction Services, including without limitation, site acquisitions, property disposition, leasing, construction project management, relocation and space planning.

•	Property Management Services, including, without limitation, maintenance operations, contract building services, occupancy expense management and leased property administration.

•	Life Safety Management Services, including, without limitation, physical security, safety management and environmental management.

1.	REAL ESTATE and CONSTRUCTION SERVICES

•	Leasing/Site Acquisitions

With respect to leasing, upon request from the Customer, Manager will review existing availability of Citicorp properties, secure as necessary, brokers and legal counsel to satisfy leasing objectives; and negotiate lease terms on behalf of Customer. Customer will have final approval of any proposed lease as well as the expense associated therewith.

With respect to site acquisitions, upon request from Customer, Manager will perform all necessary research, studies and analysis, and negotiate the acquisition on behalf of Customer. Such activities will be guided by objectives as provided by Customer. Legal fees and other third-party related charges associated with the acquisition shall be the responsibility of Customer. Customer will have final approval of any proposed site acquisition as well as the expenses associated therewith.

•	Property Disposition

Upon request from Customer, Manager will review the market and obtain brokers as required, and negotiate the sale, sublease or termination of the existing lease on behalf of Customer. Legal fees and other third-party related charges associated with the disposition will be the responsibility of Customer. Customer will have final approval of any proposed disposition as well as the expense associated therewith.

•	Construction Project Management

A Project Manager will be assigned with the responsibility for preparing project plans and schedules (utilizing a Citicorp approved architectural firm); coordinate telecom/datacom requirements with CGTI; present for business approval drawings, color and finish schemes, and prepare budgets and expense forecasts for Customer to develop an MEP.

Upon receipt of an approved MEP, the Project Manager will select a general contractor, prepare bid documents and award construction contracts on behalf of Customer. The Project Manager has the responsibility to take all steps necessary to effectively manage and monitor the construction and installation (including applicable systems and equipment) against the project plan, schedule and budget. Customer will continually be advised of project status including the cost and timing implication of out-of-scope additions or deletions. All construction activities, signage, etc., and the acquisition of FF&E, artwork, etc., will follow Citicorp policies and be in accordance with all applicable local, state and federal ordinances, laws and regulations.

•	Space Planning

A Space Planning Manager will review with Customer various space requirements to achieve a complete understanding of Customer’s operations and physical requirements, including, without limitation; organizational structure; relationships and interface requirements; and systems and equipment. A program report will be prepared by the Space Planning Manager detailing the space requirements along with the planning and design criteria.

•	Continuity of Business (COB) Planning

A Project Manager will review with Customer various COB requirements to achieve a complete understanding of Customer’s operational and physical requirements. The Project Manager will work with Customer to develop and maintain a COB plan as it pertains to premises related issues.

2.	PROPERTY MANAGEMENT

•	Maintenance Operations

A Maintenance Operations Manager will provide, directly through contract vendors or, where Customer leases the Property, indirectly through Landlord, appropriate services to maintain, and when necessary repair, the structural elements and mechanical systems of the Property, including, without limitation, signage; HVAC; electrical and plumbing systems; structural components; janitorial and carpentry services; painting; and carpet cleaning.

Maintenance service can be regularly requested by Customer as may be required utilizing a work-order system. For emergency conditions/situations, Customer may contact Manager directly. Manager agrees to provide Customer with such emergency services are required after normal working hours.

•	Contract Building Services

Utilizing industry standards and the requirements of Customer, Manager will prepare specifications and bid documents, award service contracts and, in conjunction with the Site Manager, implement a quality assurance program to ensure that optional performance is continually provided by the third party contractors.

•	Occupancy Expense Management

Manager will develop with Customer all premises related budgets and will regularly monitor and maintain actuals and forecasts for Customer on a per Property basis. This includes all capital maintenance and project (WIP) related accounting practices. Where applicable, Manager will perform occupancy allocations based on square footage.

•	Leased Property Administration

Manager is responsible for the verification and payment of rent on leased facilities. Where applicable, Manager will also perform/process receivables on tenant related spaces/facilities and oversee payment and where appropriate, the protesting of real estate taxes. Property information will be maintained so that critical information pertaining to lease provisions and physical characteristics of the Property are adequately maintained and made readily available to Customer.

3.	LIFE SAFETY MANAGEMENT

All safety, security and environmental activities will be performed in accordance with all applicable local, state and federal codes, ordinances, laws and regulations. Manager will interpret regulatory matters as required and inform Customer of any regulatory concerns which may impact its operation. On behalf of Customer, Manager will ensure adherence with local, state and federal codes, laws and ordinances and Citicorp policy. Manager will be available to consult with Customer on these matters as may be required.

•	Safety Management

Manager will regularly perform audits of the Property following the Citicorp Safety & Fire Prevention Program, Occupational Safety & Health Act (OSHA), and other standards or laws which may be imposed on Customer. These audit findings will be reported to Customer and will identify any corrective action needed. Manager will also provide specialized training as may be required by Citicorp policy or governmental agencies.

•	Environmental Management

Manger will perform environmental assessments to determine the presence of any health or environmental risks associated with the Property. A typical assessment will include; prior and present use; neighboring activities; underground storage tanks; asbestos; and PCB’s. Based on findings of an assessment, Manager will implement, with Customer, appropriate risk management plans, including, without limitation, an operations and maintenance (O&M) program and abatement or remediation action.

EXHIBIT D

PREMISES SERVICES AVAILABLE AT ADDITIONAL CHARGE

•	Project Management
o	Consultants (Architects, Engineers, etc.)
o	Construction of interior office space
o	Furniture
o	Relocation Services

•	Supplemental Cleaning Services (Including Furniture)

•	Free-Standing Water Cooler Installation and Servicing

•	Painting (outside of General Maintenance & Upkeep/Touch-up)

•	Porter assistance for special services, events, staff moves, shelving and furniture installation or moves)

•	Cubicle reconfiguration

•	Ordering and installation of name plates, poster boards, interior & exterior business specific signage

•	Minor data and telcom cabling

•	Facilitating locksmith services for safes or other secured areas (Common office furniture and office door lock repair and replacement included in base fee)

This listing represents services most frequently requested, and is not intended to be all inclusive.
Services are building-specific to 99 Garnsey Road, Pittsford New York.

EXHIBIT E

SERVICE LEVEL STANDARDS

The following is an outline of Service Level Standards and associated response times to those services:

ITEM	COVERAGE	RESPONSE TIME

Emergency Situations	24 hours a day 7 days a week	Immediate

Building Critical Systems	24 hours a day 7 days a week	Immediate

Security Services	24 hours a day 7 days a week	Immediate

Furniture & Equipment* (Repairs and purchases)	8am - 5pm Monday - Friday	10 Business Days

Maintenance & Repair	8am - 5pm Monday - Friday	10 Business Days

Financial Reporting	8am - 5pm Monday - Friday	20 Business Days

Staffing

A minimal level of staffing will be established to maintain the Property. The primary responsibility of these individuals will be the Garnsey Road premises. The minimum level of staffing will be as follows:

(1)	Building Operations Manager

*Subject to Citicorp Purchasing Policies

EXHIBIT F

FEE

The Fee for the Occupancy of the Property and Services provided by Manager to Customer in 2006 shall be an estimated sum of approximately Two Million Three Hundred Three Thousand One Hundred Thirty-One Dollars and Thirty-Two Cents ($2,303,131.32) per annum, payable in estimated monthly installments of approximately One Hundred Ninety-One Thousand Nine Hundred Twenty-Seven Dollars and Sixty-One Cents ($191,927.61).

The estimated Fee for the Occupancy of the Property and Services provided by Manager to Customer in 2007 shall be Two Million Three Hundred Seventy-Four Three Hundred Eighty-Five Dollars and Ninety Cents ($2,374,385.90) per annum, payable in estimated monthly installments of approximately One Hundred Ninety-Seven Thousand Eight Hundred Sixty-Five Dollars and Forty-Nine Cents ($197,865.49).

The Fee for Occupancy and Services is subject to annual adjustment during the term of this Agreement, upon the terms and conditions of this Agreement.

EXHIBIT G

Total Site 2007 forecast as of Aug 15, 2006	PITTSFORD, NY (GARNSEY RD)
	Forecast
Garnsey Road = 78,993 RSF Total	Year 2007
SLC = 75,596 RSF (95.7%)														Rate
CIB COB = 3,397 RSF (4.3%)													Per RSF/Yr
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year	78993

Base Rent	116,366	116,366	116,366	116,366	116,366	116,366	116,366	116,366	116,366	116,366	116,366	116,366	1,396,392	$ 17.68
Utilities Paid to Landlord	10,210	10,210	10,210	10,210	10,210	10,210	10,210	10,210	10,210	10,210	10,210	10,210	122,520	$ 1.55
Oper Exp/Escalations Paid	-	-	-	-	-	-	-	-	-	-	-	20,000	20,000	$ 0.25
Rent Expense - GAAP Adjust	7,622	7,622	7,622	7,622	7,622	7,622	7,622	7,622	7,622	7,622	7,622	7,622	91,460	$ 1.16
Rent Paid	134,198	134,198	134,198	134,198	134,198	134,198	134,198	134,198	134,198	134,198	134,198	154,198	1,630,372	$ 20.64

Depreciation Leashold Improvement	15,622	15,622	15,622	15,622	15,622	15,741	12,069	10,864	10,864	10,864	10,864	10,864	160,240	$ 2.03

Cleaning	7,725	7,725	7,725	7,725	7,725	7,725	7,725	7,725	7,725	7,725	7,725	7,725	92,700	$ 1.17
Maintenance Contracts	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	33,600	$ 0.43
Repairs	-	-	6,000	-	-	-	-	2,100	2,400	154	-	-	10,654	$ 0.13
Miscellaneous (Janit. Supplies, Etc.)	713	1,430	200	1,943	200	1,430	713	1,430	200	1,943	200	1,430	11,830	$ 0.15
Premises	161,057	161,775	166,545	162,287	160,545	161,894	157,504	159,117	158,187	157,683	155,787	177,017	1,939,396	$ 24.55

Depreciation Furniture	11,152	11,152	11,152	11,152	11,152	11,152	11,152	11,152	11,152	11,152	11,152	11,152	133,824	$ 1.69

CGIN Telecom Chargebacks	300	300	300	300	300	300	300	300	300	300	300	300	3,600	$ 0.05

COF / Interest Expense	9,000	9,000	9,000	9,000	9,000	9,000	9,000	9,000	9,000	9,000	9,000	9,000	108,000	$ 1.37

Total Premises Expense	181,509	182,227	186,997	182,739	180,997	182,346	177,956	179,569	178,639	178,135	176,239	197,469	2,184,820	$ 27.66

CRS Overhead (Salaries, Etc.)	25,247	24,529	19,759	24,017	25,759	24,410	28,800	27,187	28,117	28,621	30,517	9,287	296,252	$ 3.75

Total CRS Direct Charge - Garnsey Rd.	206,756	206,756	206,756	206,756	206,756	206,756	206,756	206,756	206,756	206,756	206,756	206,756	2,481,072	$ 31.41

												SLC	2,374,386
												CIB	106,686